UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 27, 2004

Simpson Manufacturing Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23804	94-3196943
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

4120 Dublin Boulevard, Suite 400, Dublin, CA 94568
(Address of principal executive offices)

(Registrant’s telephone number, including area code):  (925) 560-9000

Item 9. Regulation FD Disclosure.

On January 27, 2004, Simpson Manufacturing Co., Inc. announced its fourth quarter 2003 earnings in a press release reproduced below:

PRESS RELEASE – January 27, 2004

SIMPSON MANUFACTURING CO., INC.

ANNOUNCES FOURTH QUARTER EARNINGS

Dublin, CA — Simpson Manufacturing Co., Inc. (the “Company”) announced today that its 2003 fourth quarter net sales increased 22.7% to $133,372,808 as compared to net sales of $108,659,643 for the fourth quarter of 2002. Net income increased 25.5% to $13,298,225 for the fourth quarter of 2003 as compared to net income of $10,597,463 for the fourth quarter of 2002. Diluted net income per common share was $0.53 for the fourth quarter of 2003 as compared to $0.43 for the fourth quarter of 2002. In 2003, net sales increased 17.8% to $548,181,933 as compared to net sales of $465,473,959 in 2002. Net income increased 16.6% to $60,562,224 in 2003 as compared to net income of $51,934,147 in 2002. Diluted net income per common share was $2.42 in 2003 as compared to $2.09 in 2002.

In the fourth quarter of 2003, sales growth occurred throughout North America and Europe. The growth in the United States was strongest in the southern and northeastern regions. Simpson Strong-Tie’s fourth quarter sales increased 26.6% over the same quarter last year, while Simpson Dura-Vent’s sales increased 7.1%. Homecenters, lumber dealers and contractor distributors were the fastest growing Simpson Strong-Tie connector sales channels. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Simpson Strong-Tie’s Anchor Systems, engineered wood products and seismic and high wind related products had the highest percentage growth rates in sales. Sales of Simpson Dura-Vent’s pellet vent, chimney and gas vent products increased compared to the fourth quarter of 2002, while sales of its Direct-Vent product line decreased primarily as a result of the loss of the customer who began to supply these products from internal sources. The timing of the loss of this customer was expected and previously disclosed.

Income from operations increased 21.6% from $17,649,968 in the fourth quarter of 2002 to $21,453,690 in the fourth quarter of 2003 and gross margins decreased from 39.0% in the fourth quarter of 2002 to 38.6% in the fourth quarter of 2003. This decrease was primarily due to an increase in material costs, mainly steel, the price of which has continued to increase, partially offset by improved absorption of overhead costs. Selling expenses increased 7.9% from $12,408,060 in the fourth quarter of 2002 to $13,382,124 in the fourth quarter of 2003, primarily due to increased costs associated with the addition of sales personnel, including those related to the acquisition in May 2003 of MGA Construction Hardware & Steel Fabricating Limited and MGA Connectors Limited (collectively, “MGA”), and increased promotional activities. General and administrative expenses increased 34.8% from $12,329,047 in the fourth quarter of 2002 to $16,618,758 in the fourth quarter of 2003. This increase was primarily due to increased cash profit sharing, as a result of higher operating income, the recognition of stock option expenses in accordance with recently adopted accounting standards and increased cost associated with the addition of administrative employees, including those related to the acquisition of MGA. In addition, the Company’s professional services expenses increased, primarily related to costs of compliance with the Sarbanes-Oxley Act of 2002, as did insurance expenses. The tax rate was 38.9% in the fourth quarter of 2003, down from 40.9% in the fourth quarter of 2002. The decrease was primarily due to tax credits for research and development and manufacturing investment in an enterprise zone related to the expansion of the Company’s facilities in Stockton, California.

In 2003, sales growth occurred throughout North America and Europe. The growth in the United States was strongest in the southern and northeastern regions. Simpson Strong-Tie’s 2003 sales increased 19.9% over 2002, while Simpson Dura-Vent’s sales increased 5.7%. Lumber dealers, contractor distributors and homecenters were the fastest growing Simpson Strong-Tie connector sales channels. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Simpson Strong-Tie’s engineered wood products, Anchor Systems and seismic and high wind related products had the highest percentage growth rates in sales. Sales of Simpson Dura-Vent’s pellet vent, gas vent and chimney products increased compared to 2002, while sales of its Direct-Vent product line decreased.

Income from operations increased 13.9% from $86,082,623 in 2002 to $98,072,932 in 2003 and gross margins decreased from 40.6% in 2002 to 39.8% in 2003. The decrease in gross margins was primarily due to increased material costs, mainly steel, the price of which has continued to increase, partially offset by improved absorption of overhead costs. Selling expenses increased 11.4% from $44,581,335 in 2002 to $49,668,567 in 2003, primarily due to increased costs associated with the addition of sales personnel, including those related to the acquisition of MGA, and promotional activities. General and administrative expenses increased 21.1% from $58,253,069 in 2002 to $70,538,012 in 2003. This increase was primarily due to increased cash profit sharing, as a result of higher operating income, the recognition of stock option expenses in accordance with recently adopted accounting standards, higher bad debt expense after consideration of the reversal of the allowance for doubtful accounts in 2002 related to a significant customer and increased cost associated with the addition of administrative employees, including those related to the acquisition of MGA. In addition, the Company’s professional services and insurance expenses increased. The tax rate was 38.9% in 2003, down from 40.4% in 2002. The decrease was primarily due to tax credits for research and development and manufacturing investment in an enterprise zone related to the expansion of the Company’s facilities in Stockton, California.

In January 2004, the Company’s Board declared a dividend of $0.10 per share. The record date for this dividend is April 5, 2004, and it will be paid on April 20, 2004. The Board currently intends to pay dividends quarterly.

In November 2003, Director Sunne Wright McPeak resigned from the Company’s Board of Directors (“Board”) because of her appointment as California Secretary of Business, Transportation and Housing. Ms. McPeak had served on the Company’s Board since 1994 and was a member of the Audit and Compensation Committees. In December 2003, Peter N. Louras was appointed to the Audit Committee, replacing Barry Lawson Williams as Chairman of that Committee. Mr. Williams has replaced Mr. Louras as Chairman of the Compensation Committee. Also in November 2003, the Company completed the purchase of 500,000 shares of its Common Stock for $47.05 per share from the Simpson PSB Fund. The total cost of the transaction was approximately $23.5 million and was part of the $50 million that the Company’s Board of Directors authorized in December 2002 for repurchases of Common Stock. The number of shares is approximately the same as the number of shares that were subject to stock options granted in 2003. In December 2003, the Board of Directors authorized the Company to buy back up to $50 million of the Company’s common stock. This replaces the buy back authorization from December 2002 of the same amount. The authorization will remain in effect through the end of 2004.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Wednesday, January 28, 2004, at 6:00 am, Pacific Time. To participate, callers may dial 800-362-0571. The call will be webcast simultaneously as well as being available for approximately one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to be substantially different from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) materials and manufacturing costs; (iv) the financial condition of customers, competitors and suppliers; (v) technological developments; (vi) increased competition; (vii) changes in capital market conditions; (viii) governmental and business conditions in countries where the Company’s products are manufactured and sold; (ix) changes in trade regulations; (x) the effect of acquisition activity; (xi) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three and twelve months ended December 31, 2003 and 2002, are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)		(Unaudited)
	2003	2002	2003	2002

Net sales	$133,372,808	$108,659,643	$548,181,933	$465,473,959
Cost of sales	81,918,236	66,272,568	329,902,422	276,556,932
Gross profit	51,454,572	42,387,075	218,279,511	188,917,027

Selling expenses	13,382,124	12,408,060	49,668,567	44,581,335
General and administrative expenses	16,618,758	12,329,047	70,538,012	58,253,069

Income from operations	21,453,690	17,649,968	98,072,932	86,082,623

Interest income, net	321,842	291,796	999,486	985,107
Income before taxes	21,775,532	17,941,764	99,072,418	87,067,730

Provision for income taxes	8,477,307	7,344,301	38,510,194	35,133,583
Net income	$13,298,225	$10,597,463	$60,562,224	$51,934,147

Net income per share:
Basic	$0.54	$0.43	$2.46	$2.12
Diluted	0.53	0.43	2.42	2.09

Weighted average shares outstanding:
Basic	24,424,443	24,542,787	24,571,758	24,470,067
Diluted	24,893,464	24,871,038	24,995,493	24,807,549

Other data:
Depreciation and amortization	$3,152,472	$2,791,101	$15,648,390	$14,023,152
Pre-tax stock compensation expense	658,842	158,187	2,293,261	505,187

The Company’s financial position as of December 31, 2003 and 2002, is as follows:

	December 31,
	(Unaudited)
	2003	2002

Cash and short-term investments	$138,862,752	$121,001,667
Trade accounts receivable, net	66,073,296	55,313,885
Inventories	106,202,713	93,079,620
Other current assets	11,199,806	10,619,065
Total current assets	322,338,567	280,014,237

Property, plant and equipment, net	107,226,319	97,396,608
Other noncurrent assets	29,673,064	18,990,220
Total assets	$459,237,950	$396,401,065

Trade accounts payable	$22,567,291	$14,217,487
Notes payable and current portion of long-term debt	831,657	1,257,782
Other current liabilities	31,085,815	26,262,216
Total current liabilities	54,484,763	41,737,485

Long-term debt	4,448,936	5,479,834
Stockholders’ equity	400,304,251	349,183,746
Total liabilities and stockholders’ equity	$459,237,950	$396,401,065

Simpson Manufacturing Co., Inc., headquartered in Dublin, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.
(Registrant)

DATE:	January 27, 2004	By	/s/Michael J. Herbert
Michael J. Herbert
Chief Financial Officer